EXHIBIT 99.1

Anaren Reports 2nd Quarter Results

SYRACUSE, N.Y., Jan. 27, 2011 (GLOBE NEWSWIRE) -- Anaren, Inc. (Nasdaq:ANEN) today reported net sales for the fiscal 2011 second quarter ended December 31, 2010 of $43.4 million, up 5.9% from $41.0 million for the second quarter of last year.

GAAP (U.S. generally accepted accounting principles) net income for the second quarter of fiscal 2011 was $4.7 million, or $0.32 per diluted share, up 84.5% from $2.5 million, or $0.17 per diluted share for the second quarter of last year.

Non-GAAP diluted earnings per share, excluding non-cash equity based compensation and intangible amortization, was $0.38 for the second quarter of fiscal 2011, up 72.7% compared to non-GAAP earnings per share of $0.22 for the second quarter of fiscal 2010.

GAAP operating income for the second quarter of fiscal 2011 was $5.5 million, or 12.7% of net sales, up 42% from $3.9 million, or 9.5% of net sales for the second quarter of last year. Non-GAAP operating income for the second quarter of fiscal 2011, which excludes non-cash equity based compensation and acquisition related intangible amortization was $6.9 million, or 15.9% of net sales, up 35% from $5.1 million, or 12.5% of net sales for the second quarter of fiscal 2010.

Income taxes for the second quarter of fiscal 2011 were $1.0 million, representing an effective tax rate of 17.0%. This compares to income tax expense of $1.3 million for the second quarter of fiscal 2010, representing an effective tax rate of 34.4%. This decrease primarily resulted from the reinstatement of the Federal Research and Experimentation credit retroactive to January 1, 2010. The projected effective tax rate for fiscal 2011 is now expected to be approximately 30.0%.

Lawrence A. Sala, Anaren's Chairman, President and CEO, said, "Strong demand for our standard component products in the Wireless Group continued throughout the second quarter, resulting in strong revenue growth and improved profitability for the Group. Our Space & Defense Group also delivered another solid quarter and is experiencing a robust new business opportunity environment due to an increase in the number of satellite based applications."

Net sales for the first six months ended December 31, 2010 were $88.0 million, up 8.1% from net sales of $81.4 million for the first six months of last year. GAAP net income for the first half of fiscal 2011 was $8.8 million, or $0.60 per diluted share, compared to $5.4 million, or $0.37 per diluted share for the first half of last year.

Non-GAAP diluted earnings per share, excluding non-cash equity based compensation and intangible amortization, was $0.72 for the first six months of fiscal 2011 compared to non-GAAP diluted earnings per share of $0.46 for the first six months of fiscal 2010.

During the second quarter of fiscal 2011, the Company generated $2.9 million in operating cash flow compared to $4.7 million in the second quarter of fiscal 2010. In the current quarter the Company expended $2.3 million for capital additions. Cash, cash equivalents and marketable debt securities at December 31, 2010 were $71.2 million, up $3.5 million from $67.7 million at September 30, 2010.

Wireless Group

Wireless Group net sales for the quarter were $15.6 million, up 26% from the second quarter of fiscal 2010, driven by continuing strong demand for standard component products for basestation and satellite television applications.

Demand for consumer and infrastructure standard component products was strong throughout the quarter, and customer forecasts remain robust. The combination of our recent new product introductions and the expanding deployments of fourth generation (4G) wireless networks is positively impacting demand for Company products. New product investments for the quarter included the continuing expansion of the Xinger III, consumer component and lower cost high power resistor product lines. In addition, development of the low power wireless Anaren Integrated Radio (AIR) module product line continues and the product line is being positively received in the market.

Customers that generated greater than 10% of Wireless Group net sales for the quarter were E.G. Components, Richardson, and Huawei.

Space & Defense Group

Space & Defense Group net sales for the quarter were $27.8 million, down 2.8% from the second quarter of fiscal 2010. The continuing high quarterly sales volume and a favorable sales mix positively impacted the Group's profitability for the quarter.

New orders for the quarter totaled $23.2 million and included contracts for shipborne radar as well as various satellite applications. Space & Defense Group order backlog at December 31, 2010 was $74.3 million.  During the quarter the group was selected to receive a contract valued in excess of $20.0 million from Thales-Alenia-Space (France) for development and production of integrated beamforming assemblies that will be deployed on the IridiumNEXT satellite payload. The contract is expected to be finalized in the third quarter of our current fiscal year.

Customers that generated greater than 10% of Space & Defense Group net sales for the quarter were Lockheed Martin, Raytheon, Northrop Grumman and SRCTec, Inc.

Non-GAAP Financial Measures

In addition to presenting financial results calculated in accordance with GAAP, Anaren's earnings release contains non-GAAP financial measures including: non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share. These non-GAAP measures are each adjusted from GAAP results to exclude certain non-cash items including equity based compensation and acquisition related intangible amortization.

The Company believes these non-GAAP financial measures provide useful information to both management and investors to help understand and compare business trends among reporting periods on a consistent basis. Additionally, these non-GAAP financial measurements are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Outlook

For the third quarter of fiscal 2011, we anticipate comparable sales for the Wireless Group and an increase in sales for the Space & Defense Group compared to second quarter levels. As a result, we expect net sales to be in the range of $42 to $46 million.  We expect GAAP net earnings per diluted share to be in the range of $0.24 - $0.30, using an anticipated tax rate of approximately 30.0% and inclusive of approximately $0.06 per share related to expected non-cash equity based compensation expense and acquisition related amortization of intangibles. Non-GAAP net earnings per diluted share are expected to be in the range of $0.30 to $0.36 for the third quarter.

Forward-Looking Statements

The statements contained in this news release which are not historical information are "forward-looking statements."  These, and other forward-looking statements, are subject to business and economic risks and uncertainties that could cause actual results to differ materially from those discussed. The risks and uncertainties described below are not the only risks and uncertainties facing our Company. Additional risks and uncertainties not presently known to us or that are currently deemed immaterial may also impair our business operations. If any of the following risks actually occur, our business could be adversely affected, and the trading price of our common stock could decline, and you may lose all or part of your investment.

These known risks and uncertainties include, but are not limited to the unanticipated loss of key management or technical employees and an impairment of goodwill which increased as the result of the Company's two acquisitions in fiscal 2009. Other non-acquisition related risks and uncertainties include: the Company's ability to timely ramp up to meet some of our customers' increased demands; unanticipated delays in successfully completing customer orders within contractually required timeframes; unanticipated penalties resulting from failure to meet contractually imposed delivery schedules and weight limitations, particularly in connection with certain Space & Defense Group contracts; unanticipated costs and damages resulting from replacement or repair of products found to include latent defects; increased pricing pressure from our customers; decreased capital expenditures by wireless service providers; the possibility that the Company may be unable to successfully execute its business strategies or achieve its operating objectives, generate revenue growth or achieve profitability expectations; successfully securing new design wins from our limited number of OEM customers, reliance on key component suppliers, unpredictable difficulties or delays in the development of new products particularly the Wireless Group's Xinger III, high power resistor, and AIR product lines; the expected need to relocate the Company's Suzhou, China facility in calendar year 2011 due to the expansion of China's mass transit system; order cancellations or extended postponements; the risks associated with any technological shifts away from the Company's technologies and core competencies; the possibility that the Company may not be able to recruit sufficient number of RF engineers and other technical personnel; unanticipated impairments of assets including investment values; declines in defense budgets or diversion of defense spending away from the Company's products and or technologies; and litigation involving antitrust, intellectual property, environmental, product warranty, product liability, and other issues. You are encouraged to review Anaren's 2010 Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and exhibits to those Reports filed with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren's business and their potential impact on Anaren's revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

Conference Call

Anaren will host a live teleconference, open to the public, on the Anaren Investor Info, Live Webcast Web Site (http://www.anaren.com) on Thursday, January 27 at 5:00 p.m. EDT. A replay of the conference call will be available at 8:00 p.m. (EDT) beginning January 27, 2011 through midnight February 3, 2011. To listen to the replay, interested parties may dial in the U.S. at 1-800-642-1687 and International at 1-706-645-9291. The access code is 36981855. If you are unable to access the Live Webcast, the dial in number for the U.S. is 1-877-734-4580 and International is 1-678-905-9378.

Company Background

Anaren designs, manufactures and sells complex microwave components and subsystems for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren's products, visit our Web site at www.anaren.com.

The Anaren, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5360

ANAREN, INC.
Condensed Consolidated Income Statement
(in thousands except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Sales	$ 43,443	$ 41,019	$ 87,982	$ 81,356

Cost of sales	27,149	26,713	54,055	52,386
Gross profit	16,294	14,306	33,927	28,970
	37.5%	34.9%	38.6%	35.6%
Operating expenses:
Marketing	2,596	2,237	4,995	4,599
Research and development	3,538	3,534	7,369	7,142
General and administration	4,628	4,641	9,862	9,122
Total operating expenses	10,762	10,412	22,226	20,863

Operating income	5,532	3,894	11,701	8,107
	12.7%	9.5%	13.3%	10.0%
Other income (expense):
Other income, primarily interest	177	86	298	213
Interest expense	(105)	(138)	(289)	(321)
Total other income (expense)	72	(52)	9	(108)

Income before income tax expense	5,604	3,842	11,710	7,999
Income taxes	950	1,320	2,950	2,620
Net income	$ 4,654	$ 2,522	$ 8,760	$ 5,379
	10.7%	6.1%	10.0%	6.6%

Earnings per share
Basic	$ 0.33	$ 0.18	$ 0.63	$ 0.38
Diluted	$ 0.32	$ 0.17	$ 0.60	$ 0.37

Weighted average common shares outstanding
Basic	13,961	14,210	13,900	14,163
Diluted	14,719	14,706	14,573	14,727

ANAREN, INC.
Condensed Consolidated Balance Sheet
(in thousands)
(unaudited)

	December 31, 2010	June 30, 2010

Assets:
Cash, cash equivalents and short-term investments	$ 54,400	$ 52,855
Receivables, less allowances	26,715	29,124
Inventories	35,218	31,361
Prepaid expenses and other current assets	6,667	4,871
Total current assets	123,000	118,211

Securities available-for-sale	--	1,051
Securities held to maturity	16,831	19,756
Property, plant, and equipment, net	48,311	48,711
Other assets	1,623	1,031
Goodwill	42,435	42,435
Other intangibles, net of accumulated amortization	9,557	10,153
Total assets	$ 241,757	$ 241,348

Liabilities and Stockholders' Equity
Liabilities:
Current installments of long-term obligation	$ 10,000	$ 10,000
Accounts payable	7,331	9,271
Accrued expenses	4,937	5,661
Customer advance payments	268	888
Other liabilities	2,403	2,920
Total current liabilities	24,939	28,740

Long-term obligation	20,000	30,000
Other non-current liabilities	10,037	9,682
Total liabilities	54,976	68,422

Stockholders' Equity:
Common stock and additional paid-in capital	211,736	206,478
Retained earnings	126,871	118,111
Accumulated other comprehensive loss	(2,091)	(2,813)
Less: cost of treasury shares	(149,735)	(148,850)
Total stockholders' equity	186,781	172,926

Total liabilities and stockholders' equity	$ 241,757	$ 241,348

ANAREN, INC.
Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income, and Earnings Per Share
(in thousands except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Sales	$ 43,443	$ 41,019	$ 87,982	$ 81,356

GAAP gross profit	$ 16,294	$ 14,306	$ 33,927	$ 28,970
Equity based compensation expense (1)	164	128	330	196
Acquisition related amortization of intangibles (2)	39	39	78	78
Non-GAAP gross profit	$ 16,497	$ 14,473	$ 34,335	$ 29,244
% of sales	38.0%	35.3%	39.0%	35.9%

GAAP operating income	$ 5,532	$ 3,894	$ 11,701	$ 8,107
Equity based compensation expense (1)	1,071	920	2,164	1,622
Acquisition related amortization of intangibles (2)	298	298	596	596
Non-GAAP operating income	$ 6,901	$ 5,112	$ 14,461	$ 10,325
% of sales	15.9%	12.5%	16.4%	12.7%

GAAP net income	$ 4,654	$ 2,522	$ 8,760	$ 5,379
Equity based compensation expense (1)	1,071	920	2,164	1,622
Acquisition related amortization of intangibles (2)	298	298	596	596
Tax effect	(493)	(439)	(993)	(799)
Non-GAAP net income	$ 5,530	$ 3,301	$ 10,527	$ 6,798
% of sales	12.7%	8.0%	12.0%	8.4%

Diluted earnings per share
GAAP earnings per share	$ 0.32	$ 0.17	$ 0.60	$ 0.37
Equity based compensation expense (1)	0.07	0.06	0.15	0.11
Acquisition related amortization of intangibles (2)	0.02	0.02	0.04	0.04
Tax adjustments	(0.03)	(0.03)	(0.07)	(0.06)
Non-GAAP earnings per share	$ 0.38	$ 0.22	$ 0.72	$ 0.46

Weighted average common shares outstanding
Diluted	14,719	14,706	14,573	14,727

1) These costs represent expense recognized in accordance with the share-based payment accounting rules.
2) These costs represent amortization of acquisition related intangible assets for the three and six months ended December 31, 2010 and 2009.

The following table details the Non-GAAP, Non-Cash expenses related to equity compensation and acquisition related intangible asset amortization by expense category.

	Three Months Ended	December 31, 2010
	(in thousands)
	(unaudited)

	Equity Based Compensation	Amortization of Intangibles	Total
Cost of sales	$ 164	$ 39	$ 203
Marketing	70	--	70
Research and development	155	--	155
General and administrative	682	259	941
	$ 1,071	$ 298	$ 1,369

	Six Months Ended	December 31, 2010
	(in thousands)
	(unaudited)

	Equity Based Compensation	Amortization of Intangibles	Total
Cost of sales	$ 330	$ 78	$ 408
Marketing	123	--	123
Research and development	305	--	305
General and administrative	1,406	518	1,924
	$ 2,164	$ 596	$ 2,760

	Three Months Ended	December 31, 2009
	(in thousands)
	(unaudited)

	Equity Based Compensation	Amortization of Intangibles	Total
Cost of sales	$ 128	$ 39	$ 167
Marketing	60	--	60
Research and development	176	--	176
General and administrative	556	259	815
	$ 920	$ 298	$ 1,218

	Six Months Ended	December 31, 2009
	(in thousands)
	(unaudited)

	Equity Based Compensation	Amortization of Intangibles	Total
Cost of sales	$ 196	$ 78	$ 274
Marketing	106	--	106
Research and development	359	--	359
General and administrative	961	518	1,479
	$ 1,622	$ 596	$ 2,218

ANAREN, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three months ended December 31, 2010	Six months ended December 31, 2010
Cash flows from operating activities:
Net income	$ 4,654	$ 8,760

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	2,064	4,193
Amortization	485	972
Loss on disposal of fixed assets	(7)	--
Deferred income taxes	17	(34)
Equity based compensation	1,071	2,164
Receivables	1,138	2,408
Inventories	(1,853)	(3,836)
Accounts payable	(1,351)	(2,019)
Other assets and liabilities	(3,342)	(3,859)
Net cash provided by operating activities	2,876	8,749

Cash flows from investing activities:
Capital expenditures	(2,316)	(3,713)
Net decrease of marketable debt and available-for-sale securities	2,740	1,954
Net cash provided by (used in) investing activities	424	(1,759)

Cash flows from financing activities:
Payments on long-term obligation	--	(10,000)
Stock options exercised	2,658	2,895
Excess tax benefit from exercise of stock options	172	179
Purchase of treasury stock	(229)	(885)
Net cash provided by (used in) financing activities	2,601	(7,811)

Effect of exchange rates on cash	196	331

Net increase (decrease) in cash and cash equivalents	$ 6,097	$ (490)

Cash and cash equivalents at beginning of period	$ 43,934	$ 50,521

Cash and cash equivalents at end of period	$ 50,031	$ 50,031
CONTACT:  George Blanton, CFO
          315-362-0436
          Joseph E. Porcello, VP-Accounting
          315-362-0514